As filed with the Securities and Exchange Commission on August 4, 1994
                                                       Registration No. 33-53773
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              ___________________
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              ___________________
                         LOTUS DEVELOPMENT CORPORATION
              (Exact name of registrant as specified in charter)

         Delaware                                       04-2757702
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                    Identification Number)

                         55 Cambridge Parkway
                     Cambridge, Massachusetts 02142
                            (617) 577-8500
            (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)
                              ___________________

         Thomas M. Lemberg, Esq.                          Copy to:
      Vice President, General Counsel
             and Secretary                        Kenneth S. Siegel, Esq.
         Lotus Development Corp.                 O'Sullivan Graev & Karabell
          55 Cambridge Parkway                      30 Rockefeller Plaza
      Cambridge, Massachusetts 02142              New York, New York  10112
            (617) 577-8500                             (212) 408-2400

    (Name, address, including zip code,
and telephone number, including area code, of
      agent for service of process)
                              ___________________

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO
THE PUBLIC:   From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

                              ___________________


    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      LOTUS DEVELOPMENT CORPORATION

              Cross Reference Sheet Pursuant to Item 501(b)
            of Regulation S-K Showing Location in Prospectus of
                Information Required by Items of Form S-3

FORM S-3 REGISTRATION
STATEMENT ITEM AND HEADING                 LOCATION IN PROSPECTUS
- --------------------------                 ----------------------
1. Forepart of Registration Statement
   and Outside Front Cover Page of
   Prospectus..........................    Facing Page of Registration
                                           Statement; Cross-Reference
                                           Sheet; Outside Front Cover Page
                                           of Prospectus
2. Inside Front and Outside Back
   Cover Pages of Prospectus...........    Inside Front Cover Page of
                                           Prospectus; The Company
3. Summary Information, Risk
   Factors and Ratio of Earnings to
   Fixed Charges.......................    Available Information; Investment
                                           Considerations; Recent Developments
4. Use of Proceeds.....................    Use of Proceeds
5. Determination of Offering Price.....    *
6. Dilution............................    *
7. Selling Security-Holders............    Selling Shareholders/Acquisition
                                           of Iris Associates, Inc.
8. Plan of Distribution................    Plan of Distribution
9. Description of Securities to be
   Registered..........................    Description of Company's
                                           Securities; Incorporation of
                                           Certain Documents by Reference
10. Interests of Named Experts and
    Counsel............................    Legal Opinion
11. Material Changes...................    Recent Developments; Incorporation of
                                           Certain Documents by Reference; Legal
                                           Proceedings
12. Incorporation of Certain
    Documents by Reference.............    Incorporation of Certain
                                           Documents by Reference
13. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities....................    *

*  Item is omitted because it is either not required or inapplicable.

********************************************************************************
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
********************************************************************************

                SUBJECT TO COMPLETION, DATED AUGUST 4, 1994

PROSPECTUS

                               1,423,734 SHARES

                         LOTUS DEVELOPMENT CORPORATION

                                 COMMON STOCK

                             _____________________


    This Prospectus relates to the public offering from time to time of up to an aggregate of 1,423,734 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Lotus Development Corporation, a Delaware corporation (the "Company" or "Lotus"), by the Selling Shareholders named herein. The Shares were issued by Lotus to the Selling Shareholders in connection with the acquisition by Lotus of Iris Associates, Inc. ("Iris"), in exchange for all the issued and outstanding shares of Iris. See "The Selling Shareholders/Acquisition of Iris Associates, Inc."

    The Selling Shareholders, or any of them, may sell the Shares from time to time in transactions on the NASDAQ National Market System or in the over-the-counter market, or through private sales. See "Plan of Distribution." All sales made on the NASDAQ National Market System or in the over-the-counter market shall be made at the then prevailing price of the Shares on such national market system or in such over-the-counter market, as applicable; any private sales will be made at negotiated prices.

    Sales of the Shares may be made to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders effecting such sales. The Selling Shareholders and any broker-dealers who act in connection with sales of Shares may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Company will not receive any proceeds from the sale of Shares hereunder. The Selling Shareholders shall pay all discounts and selling commissions (if any), fees and expenses of counsel and other advisors to the Selling Shareholders, or any of them, and any other expenses incurred in connection with the registration and sale of the Shares, other than the registration fee payable to the Securities and Exchange Commission hereunder, the listing fee to be paid to the National Association of Securities Dealers, Inc. ("NASD") for listing the Shares on the NASDAQ National Market System, fees and expenses relating to the registration or qualification of the Shares pursuant to any applicable state securities or "blue sky" laws and the fees and expenses of the Company's counsel and independent accountants, which will be paid by the Company. See "Plan of Distribution." Expenses of issuance and distribution are estimated to be $120,545, of which approximately $90,545 will be borne by the Company and approximately $30,000 will be borne by the Selling Shareholders.

    The Common Stock is traded on the NASDAQ National Market System under the symbol "LOTS." On August 2, 1994 the reported closing price of the Company's Common Stock on the NASDAQ National Market System was $34.00 per share.

                             ____________________

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
           BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
         SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
            COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
           UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ____________________


    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON HAS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. ALL INFORMATION CONTAINED IN THIS PROSPECTUS IS AS OF THE DATE OF THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

               THE DATE OF THIS PROSPECTUS IS AUGUST 4, 1994.

                         AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Room 3190, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511; and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of the NASDAQ Stock Market, Inc., Reports Section, 1735 K Street, Washington, D.C. 20006.

    The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                  DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated herein by reference:

    (i) the Annual Report of the Company on Form 10-K for the year ended December 31, 1993, filed March 30, 1994, as amended by the Amendment to the Annual Report of the Company on Form 10-K/A, filed August 3, 1994;

    (ii) the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended April 2, 1994, filed May 17, 1994;

    (iii) the Company's definitive Proxy Statement, dated April 13, 1994, for its Annual Meeting of Shareholders held on Wednesday, May 25, 1994;

    (iv) the description of the Common Stock contained in the registration statement on Form 8-A filed by the Company with the Commission on February 24, 1984; and

    (v) the descriptions of the Series A Preferred Stock Purchase Rights and of the Series A Preferred Stock contained in the registration statement on Form 8-A filed by the Company with the Commission on November 10, 1988, as amended.

    The Commission file number for each of the above documents is 0-11626.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the filing date of such document.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to: Thomas M. Lemberg, Esq., Vice President, General Counsel and Secretary of the Company, telephone number (617) 577-8500.

                        INVESTMENT CONSIDERATIONS



COMPETITION.


       COMPETITION GENERALLY. The applications software business is highly competitive. The Company's products compete with software products offered by major independent software companies, such as Microsoft Corporation, Novell, Inc., Borland International, Inc. and Software Publishing, Inc. Certain products offered by the Company are directed at operating environments or business applications in which one or more of these companies were early entrants and enjoy significant product acceptance and market share.


       WINDOWS DESKTOP APPLICATIONS. Lotus believes that its share of the Windows desktop applications market will be an important factor in its future success. Although Lotus's share of this market fluctuates from quarter to quarter, management believes that the Company is second in market share to Microsoft, the developer of the MS-DOS and Microsoft Windows operating environments, in the spreadsheet and desktop suite product categories and third, behind Microsoft and WordPerfect, a unit of Novell, in the word processing product category. The market for Windows applications is highly competitive and attempts by major participants to maintain or increase market share may lead to product price reductions and increased marketing efforts aimed at sales of bundled desktop applications sold as suites.


       DESKTOP SUITES. Competition in the Windows applications market has been intensified by the emergence of desktop "suites", in which software publishers combine and integrate stand-alone applications for sale as a unit. The desktop suite magnifies the effects of competition in the desktop applications market, since the popularity of one major product in a suite may drive the sale of the entire suite and may enable the software publisher to occupy the buyer's entire personal computer "desktop". Generally, the sales price of a suite is greater than the price of any single application included in the suite, but is significantly less than the aggregate price of all the applications included in the suite, if purchased separately. The Company expects that sales of desktop suites will continue to account for a growing percentage of all Windows desktop applications sales and will eventually surpass aggregate sales of individual desktop applications as a percentage of all Windows desktop sales.


       Lotus, Microsoft and Novell each market applications suites for the Windows operating environment. Sales of Lotus' product in this category, SmartSuite, represented about one-third of the Company's total Windows desktop applications revenue in 1993, and comprised approximately 45% of Windows desktop applications revenue in the first half of 1994. The Company believes that SmartSuite revenues have been driven by growing demand for desktop suites, Lotus's highly-rated individual applications, particularly 1-2-3 for Windows, and the high degree of integration among the products in its suite. However, no assurance can be given that sales of SmartSuite will continue to grow, or that the rate of growth will not decline or rise more slowly than the growth rates achieved by Lotus' competitors. If Lotus's share of the desktop suite market declines, Lotus' overall share of the Windows desktop applications market is likely to decline as well.


       COMMUNICATIONS PRODUCTS AND SERVICES. The Company's communications strategy is currently based on workgroup computing and electronic messaging products. The Company was an early entrant into the market for software designed to facilitate workgroup computing and believes that the Company's offering, Lotus Notes, is the leading product in this category. Workgroup computing is an emerging technology and as such is subject to rapid changes. There can be no assurance that the Company's Lotus Notes product will continue to gain market acceptance as increased competition brings new products and new technology to the marketplace for workgroup computing. While the Company does not believe that competition is a currently significant factor in this area, both Microsoft and Novell have announced their intentions to enter into the workgroup computing market. In addition, it should be expected that continued growth in this market will attract new competitors.


         Like the market for desktop applications generally, the market for local area network-based e-mail products is highly competitive. The Company's largest competitor in this market is Microsoft, which has announced its intention to include certain e-mail functions in future versions of its operating systems software. There can be no assurance that such development will not have an adverse effect on the Company's market share for communications products.


POSSIBILITY OF NEW PRODUCT DELAYS.


       As is common in the computer software industry, the Company has from time to time experienced delays in its product development and "debugging" efforts, and may experience similar delays from time to time in the future. Significant delays in developing, completing or shipping new or enhanced products could adversely affect the Company.



HISTORICAL PATTERNS OF REVENUE FLOW.


       The Company's sales revenue typically fluctuates from quarter to quarter, with sales being relatively higher in the fourth quarter and in quarters in which new versions of established products are introduced. In addition, a high percentage of the Company's revenues are expected to be earned in the third month of each fiscal quarter and will tend to be concentrated in the latter half of that month. Lotus' backlog early in a quarter will not generally be large enough to assure that it will meet its revenue targets for any particular quarter. Accordingly, Lotus' quarterly results may be difficult to predict until the end of the quarter, and a shortfall in shipments at the end of any particular quarter may cause the results of that quarter to fall short of anticipated levels.



CHANGES IN THE PERSONAL COMPUTER INDUSTRY.


       The personal computer industry, in both the hardware and software segments, has been subject to rapid technological advances and other changes, which can be expected to continue. The Company believes that demand for the Company's products is indirectly linked to the demand for new personal computers generally, particularly in the case of desktop applications. Historically, the industry has been characterized by sustained growth in unit sales of personal computers, but no assurance can be given that this trend will continue. Accordingly, the level of demand for personal computers reported by manufacturers or resellers of personal computers may be viewed by certain investors as potentially predictive of future demands for the Company's products.


PROTECTION OF INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS.


       The Company regards its applications as proprietary and attempts to protect its intellectual property rights by relying on copyrights, trademarks, patents, and common law safeguards, including trade secret protection, as well as restrictions on disclosure and transferability in its agreements with other
parties.    Although Lotus intends to protect its intellectual property rights vigorously, there can be no assurance that the laws of all jurisdictions in which Lotus' products are or may be developed, manufactured or sold will afford the same protection to Lotus' products and intellectual property, or will be enforced or enforceable by Lotus, to the same extent as under the laws of the United States.


       The software industry is characterized by frequent litigation regarding copyright, patent and other intellectual property rights. Lotus has from time to time had infringement claims asserted by third parties against it and its products. There can be no assurance that such third party claims will be resolved in a satisfactory manner, that third parties will not assert other claims against Lotus with respect to existing or future products or that licenses will be available on reasonable terms, or at all, with respect to any third party technology underlying any such claim. In the event of litigation to determine the validity of any third party claims, such litigation could result in significant expense to Lotus and divert the efforts of Lotus' technical and management personnel, whether or not such litigation is determined in favor of Lotus.


VOLATILITY OF LOTUS COMMON STOCK.


       Market prices for securities of software companies have generally been volatile in recent years. In particular, the market price of Lotus Common Stock has been and may continue to be subject to significant fluctuations over short periods of time. These fluctuations may be due to factors specific to Lotus (including those described above), to changes in software industry analysts' earnings estimates, or to factors affecting the computer industry or the securities markets in general.



                          RECENT DEVELOPMENTS


       EARNINGS ANNOUNCEMENT. On July 19, 1994, the Company announced earnings of $9.7 million, or 20 cents per share, for its second quarter ended July 2, 1994, a 36 percent decrease from net income from operations of $15.2 million, or 35 cents per share, in the corresponding period of 1993. Revenue for the second quarter totalled $224 million, a five percent decrease from revenue of $235.8 million in the prior year's second quarter. In the second quarter of 1993, Lotus recorded a $19.9 million charge for purchased research and development related to the acquisition of Approach Software Corp. After that charge, the Company reported a net loss of $4.6 million, or 11 cents per share. The reported results were below the revenue and earnings estimates for the same periods that had previously been projected by independent Wall Street analysts.


       The Company believes that its lower than expected results are attributable to a number of factors which depressed sales of its desktop applications during the second quarter. These factors include delays in shipping certain desktop product upgrades that had been anticipated during the quarter, cyclical competitive pressures from desktop applications offered by Microsoft, sales disruption accompanying the introduction of the Lotus Passport program, and the short term effect of a reorganization of its United States sales organization.


       The Company believes that the delays in product shipments reduced sales by its distributors more than it anticipated as end users deferred purchases in anticipation of new product offerings or purchased competitive products. This, in turn, reduced orders from such distributors at the end of the quarter, when inventories are customarily replenished. The Company believes that these effects were increased by the introduction during 1994 of several competitive product upgrades by Microsoft accompanied by aggressive marketing and sales promotions by Microsoft. These promotions may have further depressed end-of-quarter demand as distributors reallocated resources to Microsoft products in order to take advantage of volume-based incentives related to the product introductions. The Company currently expects to ship upgrades of 1-2-3 for Windows, SmartSuite, Lotus Approach, and 1-2-3 for DOS, and point releases of Ami Pro and Freelance Graphics, during the third quarter of 1994. However, no assurance can be given that one or more of such releases may not be delayed. 1-2-3 for Windows is Lotus' best selling product and a significant factor in SmartSuite sales, which represent more than one-third of all sales by Lotus in the Windows desktop applications market. The Company last shipped major upgrades of 1-2-3 for Windows in June 1993, of SmartSuite in September 1993, and of 1-2-3 for DOS in December 1992.


       The introduction in May of Lotus Passport, a program of options for purchasing and upgrading the Company's software products that provides for consistent worldwide pricing and other competitive features, may also have temporarily depressed sales. The transitional effects of the program created an administrative backlog of orders in process, and some major customers deferred purchases until the program was fully implemented. The Company believes that this new program will ultimately strengthen its competitive position in the marketplace.



       ACQUISITIONS. The Company acquired Iris Associates, Inc., an independent developer of applications software, in May 1994. The acquisition of Iris is discussed below under "Selling Shareholders/Acquisition of Iris Associates, Inc."

       In June 1994, the Company entered into a definitive agreement to acquire Soft-Switch Inc. ("SoftSwitch"), a leading provider of electronic mail message switches that link disparate electronic messaging systems, for approximately $62 million in cash. The Company expects that the acquisition of Soft-Switch will be completed shortly after the receipt of federal regulatory approval. The Company intends to account for the transaction as a purchase and to incur a one-time pre-tax charge against earnings in the quarter in which the transaction is completed for the associated write-off of purchased research and development.


                                  THE COMPANY


       Lotus Development Corporation was incorporated in Delaware in April 1982. The Company and its subsidiaries are engaged in the development, manufacturing, marketing and support of applications software and services that meet the evolving technology and business application requirements of individuals, work groups, and entire organizations.

       The Company's products and services consist primarily of desktop applications, which include spreadsheets, word processing, graphics, end-user database and personal information management software, and communications products and services, which include Lotus Notes, cc:Mail and consulting services. These products and services comprise the Company's "Working Together" strategy, which is defined by products that have common user interfaces, that are integrated with each other, that work across multiple platforms, and that help people work together more productively. The centerpiece of this strategy is communications products that facilitate workgroup computing and make the Company's desktop applications more productive through group-enabling and ease-of-use features. The Company markets its products in more than 80 countries worldwide and provides support services through its consulting services group and its worldwide support centers.

       Lotus' initial product, Lotus 1-2-3, was shipped in January 1983. 1-2-3 is a software product that combines spreadsheet, database and graphing capabilities into a single program for use with most personal computers. According to industry reports, soon after its introduction, 1-2-3 became the personal computer software industry's best selling business applications software product. Since its release in 1983, 1-2-3 has been continually updated to incorporate new technological advances, increased functionality, ease-of-use, and compatibility with major operating system and hardware platforms. By the end of 1993, the Company had shipped approximately 15 million units of 1-2-3.

       The Company has added to its established spreadsheet products in an effort to build a strong presence in each of the predominant desktop applications categories. Lotus has developed or acquired presentation graphics (Freelance Graphics), word processing (Ami Pro), end-user database (Lotus Approach) and personal information management (Lotus Organizer) software products. In 1992, the Company introduced SmartSuite, an integrated suite of the Company's desktop applications.

       The Company introduced Lotus Notes in 1990 and acquired cc:Mail, Inc. in 1991 to position itself to capitalize on the trend toward networked computing, information sharing and organizational computing. Lotus Notes has been widely acclaimed for its ability to enable workgroups to access, track, share, route and organize information across diverse computing platforms and geographical boundaries. Notes is the pre-eminent client-server product for developing and deploying groupware applications, including those found in customer service, sales and account management and product development. The combination of Notes and cc:Mail, the leading LAN (Local Area Network)-based electronic mail product, has established the Company as a leader in PC-based communications software. The Company has also integrated Notes with its desktop products to enable them to take advantage of workgroup computing environments.

       The Company's aim is to develop and market the best desktop applications in the industry and to play a leadership role in the rapidly growing communications market. Improving organizational productivity for its customers in today's networked computing environment is a primary objective.

       The Company has developed and adopted cross-product standards for most Lotus products that enhance user value in areas such as user interface design, database access methods, international character sets, networking, mail enabling, customization and extensibility. When appropriate, the Company has worked with other major software and hardware companies to develop these standards. Furthermore, as networked computing environments become more prevalent, the Company has focused on providing customers with communications products capable of being used across a broad range of hardware systems and operating environments. This provides customers with the ability to easily share information among users, to more readily move users between computing platforms, and to exercise greater flexibility in selecting computing environments. The Company believes this approach is of significant value to customers because it preserves their existing investment while allowing them to take advantage of new technologies. The Company also believes this approach is necessary to maintain its competitive position.

       The Company's address is 55 Cambridge Parkway, Cambridge, Massachusetts 02142, and its telephone number is (617) 577-8500.

                           THE SELLING SHAREHOLDERS
                     ACQUISITION OF IRIS ASSOCIATES, INC.

       Each of the Selling Shareholders was a stockholder of Iris Associates, Inc. ("Iris"), an independent developer of applications software, including Lotus Notes. On May 31, 1994, Lotus acquired Iris (the "Acquisition") through the merger (the "Merger") of Iris and a wholly-owned subsidiary of Lotus ("Acquisition Sub"), with Iris surviving. The acquisition was accounted for as a pooling of interests.

       In the Merger, the shares of capital stock of Iris owned by the Selling Shareholders were converted, on a pro rata basis, into shares of Lotus Common Stock, and Iris became a wholly-owned subsidiary of Lotus. The Selling Shareholders received, in the aggregate, 1,423,734 shares of Lotus Common Stock in the Merger, all of which may be offered for sale from time to time by the Selling Shareholders pursuant to the registration statement of which this Prospectus is a part.

       Iris developed Notes with development funding from Lotus, in exchange for royalty payments on Notes sales. Lotus has owned the source code for Notes since 1988.

       The name and address of each of the Selling Shareholders, the positions, offices and other material relationships, if any, of such Selling Shareholder with Iris prior to the Merger, the number of Shares to be held by such Selling Shareholder following the Merger and the percentage ownership of such Selling Shareholder following the Merger of the issued and outstanding shares of Lotus Common Stock is as set forth below:

Name                   Address                    Positions, Offices and    No. of Shares  Percent of Lotus
                                                    Other Material                           Common Stock
                                                 Relationships with Iris
- -----------------     -------------------        -----------------------    -------------  ----------------
Raymond E. Ozzie       One Technology Park       President                  791,963          1.74%
                       Westford, MA 01886
Timothy Halvorsen      One Technology Park       Vice President             199,323             *%
                       Westford, MA 01886

Alan E. Eldridge       One Technology Park                          --       43,673             *%
                       Westford, MA 01886
Steven R.              One Technology Park       Vice President, Chief      185,085             *%
 Beckhardt             Westford, MA 01886        Financial Officer

Jack E. Ozzie          One Technology Park                          --        4,367             *%
                       Westford, MA 01886

Leonard M.             One Technology Park       Vice President             199,323             *%
 Kawell                Westford, MA 01886

- ------------------*
Less than 1%

       Except for the positions, offices and other material relationships with Iris set forth above, none of the Selling Shareholders has held any position or office, or had any other material relationship, with Lotus or any of its predecessors or affiliates. If all the Shares being offered by the Selling Shareholders are sold, none of the Selling Shareholders will own any Common Stock.

                         PLAN OF DISTRIBUTION

       The Shares are being registered to permit public secondary sales of the Shares by the Selling Shareholders, or any of them, from time to time after the date of this Prospectus. The Company anticipates that the Selling Shareholders may sell all or a portion of the Shares from time to time through the NASDAQ National Market System or in the over-the-counter market, and may sell Shares to or through one or more broker-dealers at prices prevailing on such National Market System or over-the-counter market, as appropriate, at the times of such sales. The Selling Shareholders may also make private sales directly or through one or more broker-dealers. Broker-dealers participating in such transactions may receive compensation in the form of discounts, concessions or commissions (including, without limitation, customary brokerage commissions) from the Selling Shareholders effecting such sales. The Selling Shareholders and any brokerdealers who act in connection with sales of Shares may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares might be deemed to be underwriting discounts and commissions under the Securities Act. In effecting sales, broker-dealers engaged by a Selling Shareholder may arrange for other broker-dealers to participate.

       The Selling Shareholders shall pay all discounts and selling commissions (if any), fees and expenses of counsel and other advisors to the Selling Shareholders, or any of them, and any other expenses incurred in connection with the registration and sale of the Shares, other than the registration fee payable to the Securities Exchange Commission hereunder, the listing fee to be paid to the NASD for listing the Shares on the NASDAQ National Market System, fees and expenses relating to the registration or qualification of the Shares pursuant to any applicable state securities or "blue sky" laws and the fees and expenses of the Company's counsel and independent accountants, which will be paid by the Company.

                           USE OF PROCEEDS

       The Company will not receive any proceeds from the sale of Shares hereunder.

                 DESCRIPTION OF THE COMPANY'S SECURITIES

COMMON STOCK

       The Company is authorized to issue up to 200,000,000 shares of Common Stock. The holders of the Company's Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders.

       Upon liquidation, dissolution or winding up of the Company, subject to the rights of the holders of Preferred Stock, $1.00 par value (the "Preferred Stock"), of the Company then outstanding, the holders of Common Stock are entitled to receive the net assets of the Company in proportion to the respective number of shares held by them. The holders of Common Stock have no preemptive or cumulative voting rights, and there are no conversion rights or sinking fund provisions applicable thereto. The outstanding shares of Common Stock are duly authorized, fully paid and nonassessable.

       Subject to the rights of any holders of Preferred Stock and the limitations contained in certain loan agreements to which the Company is a party, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor. Certain of the loan agreements to which the Company is a party contain provisions restricting the ability of the Company to redeem, or to pay dividends or make distributions with respect to, its capital stock. These restrictions would not presently affect the Company's ability to pay dividends from its current retained earnings.

       The Company has never declared or paid cash dividends on the Common Stock and does not currently intend to pay cash dividends on the Common Stock in the foreseeable future. The Company intends to retain future earnings for reinvestment in its business. Subject to the provisions of the loan agreements referred to above, any future payment of cash dividends on the Common Stock will be within the discretion of the Company's Board of Directors.



RIGHTS PLAN

       On November 7, 1988, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid as of the close of business on November 23, 1988 (the "Rights Record Date"), to the stockholders of record on that date. On November 7, 1988, the Board of Directors of the Company also directed the issuance of one Right with respect to each share of Common Stock issued (a) subsequent to the Rights Record Date and prior to the earliest to occur of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are hereinafter defined), or (b) upon the exercise, after the Distribution Date and prior to the earlier to occur of the Redemption Date and the Final Expiration Date, of an option granted prior to the Distribution Date pursuant to any benefit plan of the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share (a "Series A Preferred Share") of Series A Junior Participating Preferred Stock, $1.00 per value (the "Series A Preferred Stock"), of the Company at a price of $75 per one one-hundredth of a Series A Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement dated as of November 7, 1988, between the Company and The First National Bank of Boston, as Rights Agent, as amended by the Amendment to the Rights Agreement dated as of April 5, 1990, and the Amendment to the Rights Agreement dated as of September 16, 1991, each between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agreement").

       The following is a general description only and is subject to detailed terms and conditions of the Rights Agreement.

       RIGHTS EVIDENCED BY COMMON STOCK CERTIFICATES. Until the earlier to occur of (a) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Common Stock or (b) 10 business days (or such later date as may be determined by action of the Board of Directors prior to the time that a person or group has become an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Rights Record Date, by such Common Stock certificate.

       The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Rights Record Date upon a transfer or an original issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Rights Record Date, even without such notation, will also constitute the surrender for transfer of the Rights associated with the Common Stock represented by such certificates.

       ISSUANCE OF RIGHTS CERTIFICATES; EXPIRATION OF RIGHTS. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

       The Rights are not exercisable until the Distribution Date and are not exercisable at any time at which they are redeemable by the Company. The Rights will expire on November 23, 1998 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case as described below.

       ADJUSTMENTS TO PREVENT DILUTION. The Purchase Price payable, and the number of Series A Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Shares, (b) upon the grant to holders of Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Series A Preferred Shares at a price, or securities convertible into Series A Preferred Shares with a conversion price, less than the then current market price of the Series A Preferred Shares or (c) upon the distribution to holders of Series A Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series A Preferred Shares) or of subscription rights or warrants (other than those referred to above).

       The number of outstanding Rights and the number of one-hundredths of a Series A Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

       With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series A Preferred Shares will be issued (other than fractions that are integral multiples of one one-hundredth of a

Series A Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Shares on the last trading day prior to the date of exercise.

       SERIES A PREFERRED STOCK. Series A Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Series A Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of Series A Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each Series A Preferred Share will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each Series A Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

       Because of the nature of the dividend, liquidation and voting rights of the Series A Preferred Stock, the value of the one-hundredth interest in a Series A Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

       PROTECTION AGAINST CERTAIN UNFAIR TWO-STEP OR COERCIVE TRANSACTIONS; RIGHT TO BUY ACQUIRING CORPORATION STOCK AT HALF PRICE. Unless the Rights are earlier redeemed, in the event that the Company is acquired in a merger or other business combination transaction or rights, assets, properties or interests in properties accounting for 50% or more of the fair market value of the assets or more than 50% of the revenues of the Company are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. If any person becomes an Acquiring Person, then proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and certain affiliated or associated persons (which will thereafter be void), will thereafter have the right to receive upon exercise, in lieu of one one-hundredth of a Series A Preferred Share, that number of shares of Common Stock (or, in certain circumstances, other securities or cash) having a market value of two times the Purchase Price of the Right.

       At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company (with the concurrence of a majority of the directors (the "Unaffiliated Directors") who are neither employees or officers of the Company nor affiliated or associated with an Acquiring Person) may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a Series A Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

       REDEMPTION. At any time prior to the earlier of (a) the tenth day following a public announcement that a person has become an Acquiring Person (or such later date determined by the Board of Directors of the Company with the concurrence of a majority of the Unaffiliated Directors) and (b) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"); provided, however, that the Rights will not be redeemable at any time at which Unaffiliated Directors do not constitute a majority of the Board of Directors. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Rights will not be exercisable at any time at which the Company's right to redeem is in effect.

       In addition, if a bidder who does not beneficially own more than 1% of the Common Stock (and who has not within the past year owned in excess of 1% of the Common Stock and, at a time he or she held such greater-than 1% stake, disclosed, or caused the disclosure of, an intention that relates to or would result in the acquisition or influence of control of the Company) proposes to acquire all the Common Stock (and all other shares of capital stock of the Company entitled to vote with the Common Stock in the election of directors or on mergers, consolidations, sales of all or substantially all the Company's assets, liquidations, dissolutions or windings up) for cash at a price that a nationally-recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then the Company, upon the request of the bidder, will hold a special stockholders meeting to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Rights will be automatically redeemed at the Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Stock. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

       AMENDMENT OF RIGHTS PLAN. The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the threshold for exercisability of the Rights from 15% to not less than the smallest whole percentage greater than the largest percentage of the outstanding Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights and except that the exercise price of the Rights, the redemption price of the Rights and the final expiration date of the Rights Agreement cannot be amended without the consent of each holder.

       NO STOCKHOLDER RIGHTS PRIOR TO EXERCISE. Until a Right is exercised, the holder thereof, as such, will not have any rights, including, without limitation, the right to vote or to receive dividends, as a stockholder of the Company.

       CERTAIN ANTI-TAKEOVER EFFECTS. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock.

       INCORPORATION BY REFERENCE. The Rights Agreement, specifying the terms of the Rights and including the form of the Certificate of Designations setting forth the terms of the Series A Preferred Shares as an exhibit thereto, has previously been filed with the Commission and is incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to such exhibit.


PREFERRED STOCK

       The Board of Directors of the Company is empowered by the Company's Second Restated Certificate of Incorporation to issue up to 5,000,000 shares of Preferred Stock, from time to time, in series and, with respect to each series, to determine its relative rights, privileges, qualifications, limitations and restrictions. The Board of Directors of the Company has designated 550,000 shares of Preferred Stock as Series A Preferred Stock. There are currently no shares of Preferred Stock outstanding.

       The Board of Directors of the Company, without the prior consent of the holders of Common Stock, could issue shares of Preferred Stock with voting and conversion rights that could adversely affect the voting rights of the holders of Common Stock. In the event of a proposed merger, tender offer, proxy contest or other attempt to gain control of the Company, it would be possible, subject to any limitations imposed by applicable law and the Second Restated Certificate of Incorporation, for the Board of Directors of the Company, without the prior consent of the holders of Common Stock, to authorize the issuance of one or more series of Preferred Stock with voting rights or other rights and preferences that would impede the success of such proposed merger, tender offer, proxy contest or other attempt to gain control of the Company.

       The Company has no present plans (i) to issue any shares of Preferred Stock other than the shares of Series A Preferred Stock described above or (ii) to designate any additional Series of Preferred Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

       Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

                               LEGAL PROCEEDINGS

       Commencing on June 23, 1994, six complaints were filed in the U.S. District Court, District of Massachusetts, against the Company and various of its officers and directors, captioned "Jefferson Heritage Partners v. Lotus Development Corp., Jim Manzi and Edwin Gillis" (Civ. Action No. 94-11279 (PBS)); "Fecht v. Jim P. Manzi, Edwin J. Gillis, John B. Landry and Lotus Development Corp." (Civ. Action No. 94-11280 (PBS)); "Cohen v. Lotus Development Corp., Thomas Lemberg, James Manzi, Edwin J. Gillis, John Landry, Robert Weiler and Robert P. Schechter" (Civ. Action No. 94-11281 (PBS)); "Dollinger v. Lotus Development Corp., Thomas Lemberg, James P. Manzi, Edwin J. Gillis, John B. Landry, Robert K. Weiler and Robert P. Schechter" (Civ. Action No. 94-11291
(PBS)); "Rosenbaum v. Lotus Development Corp., James M. Manzi and Edwin J. Gillis" (Civ. Action No. 94-11303 (PBS)); and "Weisman v. Lotus Development Corp., James M. Manzi and Edwin J. Gillis" (Civ. Action No. 94-11308 (PBS)). Each complaint purports to state a claim for violation of (S) 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 promulgated thereunder, arising out of the alleged non-disclosure by the Company of adverse information concerning its anticipated revenues and earnings for the second quarter of 1994, which ended on July 2, 1994. Each complaint also purports to be brought on behalf of a class of persons who purchased Lotus stock during periods commencing on various dates in April and May 1994 and terminating on June 20, 1994, when the Company made certain public disclosures concerning its anticipated revenues and earnings. The defendants' time within which to respond to each complaint has been extended by stipulation to September 9, 1994, in contemplation of plaintiffs' filing a consolidated amended complaint. The Company believes that the allegations of each complaint are without merit and intends to defend these actions vigorously.


                             LEGAL OPINION

       The validity of the issuance of shares of Common Stock offered hereby has been passed upon by O'Sullivan Graev & Karabell, New York, New York. Lawrence
G. Graev, a member of the firm of O'Sullivan Graev & Karabell, recently retired as a director of the Company. Mr. Graev beneficially owns 39,000 shares of Common Stock of the Company.

                                    EXPERTS

The consolidated balance sheets as of December 31, 1993 and 1992 and the consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1993, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                               PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table sets forth the expenses that are expected to be incurred in connection with the offering of the Shares. All such expenses shall be borne by the Company, other than the printing and engraving expenses, the fees and expenses of legal counsel to the Selling Shareholders, and certain miscellaneous expenses, which will be paid by the Selling Shareholders. All amounts set forth below are estimates, other than the SEC registration fee and NASDAQ listing fee.




SEC registration fee...................................  $ 28,045
NASDAQ listing fee.....................................    17,500
Printing and engraving expenses........................    15,000
Legal fees and expenses (counsel to the Company).......    30,000
Legal fees and expenses (counsel to the Selling
 Shareholders).........................................    10,000
Accounting fees and expenses...........................    10,000
Blue Sky fees and expenses (including counsel fees)....     5,000
Miscellaneous expenses.................................     5,000
                                                          --------
      Total............................................  $120,545


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 145 of the Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents, subject to certain limitations (Del. Code, Title 8 Section 145). Article Ninth of the Company's Second Restated Certificate of Incorporation provides that:

       (a)  The Corporation shall, to the fullest extent permitted by the

        General Corporation Law of the State of Delaware, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters permitted to be indemnified from and against under said law and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


        (b) To the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of this Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director.


    Article VII of the Company's By-Laws provides, in part, as follows:


        Section 1. INDEMNIFICATION. (a) The Corporation shall indemnify, defend and hold harmless, each director and officer of the Corporation, and (ii) each other person designated in writing by the President or the Chief Financial Officer from time to time, against all expenses, losses, claims, damages and liabilities, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement (all such expenses, collectively, "Costs") actually and reasonably incurred by him/her in connection with the investigation, defense or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which the director, officer or other person (collectively "persons"), is a party or threatened to be made a party (all such actions, collectively, "Proceedings") (A) by reason of the fact that he/she is or was a director, officer, employee or agent of the Corporation or of any other corporation, partnership, joint venture, trust or other enterprise (collectively "Affiliates") of which he/she has been or is serving at the request of, for the convenience of, or to represent the interest of the Corporation or (B) by reason of anything done or not done by him/her in any such capacity referred to in the immediately foregoing clause (A). Pursuant to this
        Article VII, the Board of Directors may authorize the execution and delivery by the Corporation of any agreement or undertaking with or on behalf of any person not inconsistent with this Article VII or applicable law with respect to the matters set forth herein


        Section 2.  CULPABLE ACTION.  (a) Notwithstanding the provisions of
        Section 1, a person shall not be entitled to indemnification if (i) the Corporation is prohibited from paying such indemnification under applicable law, (ii) the person breached his/her duty of loyalty to the Corporation or its stockholders or any Affiliate or its stockholders, (iii) the person's actions or omissions were not in good faith or involved intentional misconduct or knowing violation of law or (iv) the person derived an improper personal benefit from any transaction which is a subject of the applicable Proceeding (any existence or occurrence described in the foregoing clauses (i)-(iv), individually, a "Culpable Action").


                              *  *  *


        Section 3. PAYMENT OF COSTS. The Costs incurred by a person in connection with any Proceeding, including any Proceeding brought pursuant to Section 2(b), shall be paid by the Corporation on an "as incurred" basis; provided, however, that if it shall ultimately be determined that there exists or has occurred a Culpable Action with respect to such Proceeding, the person shall repay the Corporation the amount (or the appropriate portion thereof as contemplated by Section 2(d)) so advanced, including the costs of obtaining a determination pursuant to Section 2(b).



       The officers and directors of the Company are covered by one or more policies of officers' and directors' liability insurance paid for by the Company.


ITEM 16.   EXHIBITS.


NUMBER          DESCRIPTION


2* Agreement and Plan of Reorganization dated as of May 23, 1994, among the Company, LDC VIII Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("Acquisition Sub"), and Iris Associates, Inc. ("Iris"), relating to the acquisition of Iris by the Company through the merger of Acquisition Sub with and into Iris.


4(a) Rights Agreement dated as of November 7, 1988 (the "Rights Agreement"), between the Company and The First National Bank of Boston, which includes the Certificate of Designations setting forth the terms of the Series A Junior Participating Preferred Stock, par value $1.00 per share, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (filed as Exhibit 1 to the Company's Registration Statement on Form 8-A on November 10, 1988, and incorporated herein by reference).


4(b) Amendment to the Rights Agreement dated as of April 5, 1990, between the Company and The First National Bank of Boston, as Rights Agent (filed as
       Exhibit 28(d) to the Company's Current Report on Form 8-K dated April 5, 1990, and incorporated herein by reference).


4(c) Amendment to the Rights Agreement dated as of September 16, 1991, between the Company and The First National Bank of Boston, as Rights Agent (filed as Exhibit 28(a) to the Company's Current Report on Form 8-K dated September 16, 1991, and incorporated herein by reference).


5 Opinion of O'Sullivan Graev & Karabell as to the validity of the issuance of the shares of Common Stock being registered (filed as Exhibit 5 to the Company's Registration Statement on Form S-3 filed May 24, 1994 (the "S-3"), and incorporated herein by reference).


23(a)* Consent of Coopers & Lybrand (included on page II-6).


23(b)  Consent of O'Sullivan Graev & Karabell (included in Exhibit 5).


24 Powers of Attorney (filed as Exhibit 24 to the S-3 and incorporated herein by reference).


________________
*    Filed herewith.

ITEM 17.  UNDERTAKINGS.

    1.  The undersigned registrant hereby undertakes:


    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;


    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


   (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;


  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
    Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.


    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


    2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge and the Commonwealth of Massachusetts on the 4th day of August, 1994.


                                 LOTUS DEVELOPMENT CORPORATION


                                 By:    /s/ Edwin J. Gillis

                                          ------------------------------------
                                    Name:  Edwin J. Gillis

                                    Title: Senior Vice President
                                           Finance and Operations
                                           (Principal Financial
                                           Officer)


       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                     Title                             Date
- ---------                     -----                             ----
                            Chairman, President, CEO
                            and Director (Principal
/s/ Jim P. Manzi            Executive Officer)              August 4, 1994
- -----------------
Jim P. Manzi*

/s/ Richard S. Braddock      Director                       August 4, 1994

- ---------------------------
Richard S. Braddock*



/s/ William H. Gray III      Director                       August 4, 1994

- ---------------------------
William H. Gray III*



/s/ Michael E. Porter        Director                       August 4, 1994

- ---------------------------
Michael  E. Porter*



/s/ Henri A. Termeer         Director                       August 4, 1994

- ---------------------------
Henri A. Termeer*


                             Senior Vice President Finance
                             and Operations (Principal
/s/ Edwin J. Gillis          Financial Officer)             August 4, 1994

- ---------------------------
Edwin J. Gillis

                             Vice President Finance and
                             Corporate Services and
                             Corporate Controller
                             (Principal Accounting
/s/ Lyn L. Benton            Officer)                       August 4, 1994

- ---------------------------
Lyn L. Benton*


________________________
*By Thomas M. Lemberg,
 Attorney-in-Fact

                                                        EXHIBIT 23(a)


                     CONSENT OF INDEPENDENT ACCOUNTANTS


       We consent to the incorporation by reference in Amendment No.1 to the registration statement of Lotus Development Corporation on Form S-3 of our reports dated January 26, 1994, on our audits of the consolidated financial statements and financial statement schedules of Lotus Development Corporation as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which reports are included or incorporated by reference in the Annual Report on Form 10-K of Lotus Development Corporation for the year ended December 31, 1993, as amended by the Amendment to the Annual Report on Form 10-K/A . We also consent to the reference to our firm under the caption "Experts."

                        COOPERS & LYBRAND


Boston, Massachusetts

August 2, 1994

EXHIBIT INDEX
- -------------

        Number          Description

        ------           -----------

     2*            Agreement and Plan of Reorganization
                   dated as of May 23, 1994, among the
                   Company, LDC VIII Acquisition Corporation, a Delawarevcorporation and wholly-owned subsidiary of the Company ("Acquisition Sub"), and Iris Associates, Inc. ("Iris"), relating to the acquisition of Iris by the Company through the merger of Acquisi-tion Sub with and into Iris.


     4(a)          Rights Agreement dated as of November 7,
                   1988 (the "Rights Agreement"), between
                   the Company and The First National Bank
                   of Boston, which includes the Certifi-
                   cate of Designations setting forth the
                   terms of the Series A Junior Participat-ing Preferred Stock, par value $1.00 per share, as Exhibit A, the form of Right
                   Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (filed as Exhibit 1 to the
                   Company's Registration Statement on Form
                   8-A on November 10, 1988, and incorpo-
                   rated herein by reference).


     4(b)          Amendment to the Rights Agreement dated
                   as of April 5, 1990, between the Company and The First National Bank of Boston, as Rights Agent (filed as Exhibit 28(d) to the Company's Current Report on Form
                   8-K dated April 5, 1990, and incorpo-
                   rated herein by reference).


     4(c)          Amendment to the Rights Agreement dated
                   as of September 16, 1991, between the
                   Company and The First National Bank of
                   Boston, as Rights Agent (filed as Ex-
                   hibit 28(a) to the Company's  Current
                   Report on Form 8-K dated September 16,
                   1991, and incorporated herein by
                   reference.)


     5             Opinion of O'Sullivan Graev & Karabell
                   as to the validity of the issuance of
                   the shares of Common Stock being
                   registered (filed as Exhibit 5 to the
                   Company's Registration Statement on
                   Form S-3 filed May 24, 1994 (the "S-3"), and incorporated herein by reference).

     23(a)*        Consent of Coopers & Lybrand (included
                   on page II-6).



     23(b)         Consent of O'Sullivan Graev & Karabell
                   (included in Exhibit 5).


     24 Powers of Attorney (filed as Exhibit 24 to the S-3 and incorporated herein by reference).

- ------------------
*Filed herewith